UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 4, 2010

MMR INFORMATION SYSTEMS, INC.
 (Exact Name of Registrant as Specified in Charter)

DELAWARE	000-51134	33-0892797
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

468 NORTH CAMDEN DRIVE, 2nd FLOOR BEVERLY HILLS, CA		90210
(Address of Principal Executive Offices)		(Zip Code)

(310) 476-7002
 (Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement.

On January 4, 2010, MMR Information Systems, Inc. (the "Company") and Unis-TongHe Technology (Zhengzhou) Co., Ltd. ("Unis") entered into a Cooperation Agreement and related documents (the "Cooperation Agreement"). Under the Cooperation Agreement, the Company and Unis agreed to form a joint venture in China for the purpose of deploying the Company's personal health record services and document imaging and management solutions in China. The Company will own 40% of the joint venture and Unis will own 60% and each party will have the right to designate two members of the joint venture's board of directors, with the fifth member being a Chinese citizen mutually designated by the Company and Unis. Under the Cooperation Agreement, board actions will require the approval of more than three of the five members of the joint venture's board of directors and no material actions may be taken unless all board members are present and voting at the meeting.

Under the Cooperation Agreement, the Company and Unis will contribute an aggregate of 100 million RMB to the joint venture, based on each party's respective ownership, in the form of intellectual property rights, equipment, brand value, cash and such other consideration as may be agreed to between the parties. Each party's obligation to contribute to the joint venture is subject to a number of conditions, including obtaining all necessary approvals of and licenses from the Chinese government, as well as the joint venture meeting its budget, goals and objectives at the time any contributions are due. Under the Cooperation Agreement, each party's contributions will be made over a period of sixty months.

The foregoing description of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the Cooperation Agreement, a copy of which will be filed with the Company's next Annual Report on Form 10-K.

Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Company's entry into the Cooperation Agreement described in Item 1.01 constitutes the creation of a direct financial obligation. The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 5, 2010	MMR INFORMATION SYSTEMS, INC. By: /s/ ROBERT H. LORSCH Name: Robert H. Lorsch Title: Chairman, President and Chief Executive Officer